Exhibit 4.3
XLIT LTD.
as the Company
XL GROUP PUBLIC LIMITED COMPANY
as the Existing Guarantor
XL GROUP LTD
as the Additional Guarantor
WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Trustee
SECOND SUPPLEMENTAL INDENTURE
DATED AS OF JULY 25, 2016
TO
INDENTURE DATED AS OF MARCH 30, 2015

SECOND SUPPLEMENTAL INDENTURE, dated as of July 25, 2016 (the “Second Supplemental Indenture”), by and among (i) XLIT Ltd., a Cayman Islands exempted company (the “Company”), having its principal office at XL House, 8 St. Stephen's Green, Dublin 2, Ireland, (ii) XL Group Public Limited Company, an Irish public limited company (the “Existing Guarantor”), having its principal office at XL House, 8 St. Stephen’s Green, Dublin 2, Ireland, (iii) XL Group Ltd, a Bermuda exempted company (the “Additional Guarantor”), having its principal office at O’Hara House, One Bermudiana Road, HM 08, Bermuda and (iv) Wells Fargo Bank, National Association, a national banking association, as trustee hereunder (the “Trustee”).
WHEREAS, the Company, the Existing Guarantor and the Trustee are parties to an Indenture dated as of March 20, 2015 (the “Base Indenture”);
WHEREAS, pursuant to a first supplemental indenture dated as of March 30, 2015 (the “First Supplemental Indenture”), which supplemented the Base Indenture, the Company issued, and the Existing Guarantor guaranteed, the 4.450% Subordinated Notes due 2025 and the 5.500% Subordinated Notes due 2045 (together, the “Existing Subordinated Notes”);
WHEREAS, as at the date hereof, the Existing Subordinated Notes are the only Securities outstanding under the Indenture (as defined in the Base Indenture);
WHEREAS, on the date of this Second Supplemental Indenture, pursuant to the effectiveness of the scheme of arrangement under Sections 449 to 455 of the Irish Companies Act 2014 that was approved by the High Court of Ireland on July 22, 2016, the Existing Guarantor has become a wholly owned subsidiary of the Additional Guarantor and, as a result thereof, the Company is an indirect wholly owned subsidiary of the Additional Guarantor;

WHEREAS, the Company, the Existing Guarantor and the Additional Guarantor deem it desirable that the Additional Guarantor provides the Additional Guarantee (as defined below) on the date of this Second Supplemental Indenture;
WHEREAS the Company, the Existing Guarantor, the Additional Guarantor and the Trustee may enter into a supplemental indenture to provide for the grant of the Additional Guarantee pursuant to Section 9.01(4) of the Base Indenture without the consent of the Holders of the Securities;
WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a resolution of the Board of Directors of each of the Company, the Existing Guarantor and the Additional Guarantor, or a duly authorized committee thereof;
WHEREAS, concurrently with the execution hereof, the Existing Guarantor has (i) delivered an Officers’ Certificate to the Trustee and (ii) have caused its counsel to deliver to the Trustee an Opinion of Counsel as to the laws of the State of New York stating that the execution of this Second Supplemental Indenture is permitted by the Base Indenture and that the Base Indenture, as supplemented by this Second Supplemental Indenture, is a valid, binding and enforceable obligation of the Company, the Existing Guarantor and the Additional Guarantor in accordance with its terms;
WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto; and
WHEREAS, the Existing Guarantor and the Additional Guarantor currently expect that, after the date of this Second Supplemental Indenture, the Existing Guarantor will transfer its properties and assets substantially as an entirety to the Additional Guarantor and at such time, pursuant to Section 8.01(b) of the Base Indenture, the Existing Guarantor shall deliver to the Trustee an Officers’ Certificate stating that such transfer has occurred and that, pursuant to Section 8.01(c) of the Base Indenture, the Existing Guarantor has thereupon been discharged from all obligations and covenants under the Indenture and the Securities, and such discharge shall be evidenced by a supplemental indenture to the Indenture.
NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the mutual premises and agreements herein contained, the Company, the Existing Guarantor, the Additional Guarantor and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Securities as follows:
ARTICLE I

DEFINITIONS
Section 1.1Definition of Terms.
Unless otherwise provided herein or unless the context otherwise requires:
(a)a term defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture;
(b)a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;
(c)the singular includes the plural and vice versa;
(d)headings are for convenience of reference only and do not affect interpretation; and

(e)the following terms have the following meanings:
“Additional Guarantee” means the guarantee of the Company’s obligations under the Securities and the Indenture by the Additional Guarantor as provided in Article II of this Second Supplemental Indenture;
“Additional Guarantor” means the Person named as the “Additional Guarantor” in the preamble of this instrument unless and until a successor entity shall have become such pursuant to the applicable provisions hereof, and thereafter “Additional Guarantor” shall mean such successor entity; and
“Indenture” means the Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Second Supplemental Indenture.

ARTICLE II

GUARANTEE OF THE SECURITIES BY THE ADDITIONAL GUARANTOR

Section 2.1Unconditional Guarantee.
(a)    The Additional Guarantor does hereby fully and unconditionally guarantee, jointly and severally with the Existing Guarantor, to the Holders of the Securities of each series all payments of principal, premium, if any, and interest on such Securities when due, in accordance with the provisions of such series of Securities and this Indenture. The Additional Guarantee shall be made on a subordinated basis, with the terms of such subordination in respect of each series of Securities issued under the Indenture to be set forth in a supplemental indenture to the Base Indenture. Pursuant to Section 2.6 of this Second Supplemental Indenture, the provisions in the First Supplemental Indenture relating to the Existing Guarantee shall apply to the Additional Guarantee.
(b)    The Additional Guarantor hereby waives notice of acceptance of the Additional Guarantee and of default of performance by the Company and the Existing Guarantor, and hereby agrees that payment under the Additional Guarantee shall be subject to no condition other than the giving of a written request for payment stating the fact of default of performance, in the manner provided in Section 1.05 of the Base Indenture. The Additional Guarantee is a guarantee of payment and not of collection.
(c)    The obligations of the Additional Guarantor under the Additional Guarantee shall in no way be impaired by: (i) any extension, amendment, modification or renewal of the Securities of the relevant series; (ii) any waiver of any Event of Default, extension of time or failure to enforce any of the provisions of the Securities of the relevant series or the Indenture; or (iii) any extension, moratorium or other relief granted to the Company or the Existing Guarantor pursuant to any applicable law or statute.
(d)    The Additional Guarantor shall be obligated to make payment under the Additional Guarantee, for the benefit of the Holders of each series of Securities, in the same manner in which the Company is obligated to make payments on such series of Securities.
(e)    Subject to clause (f) below, the Additional Guarantor hereby agrees that:
(i)    each series of Securities will be paid strictly in accordance with the terms of such series of Securities and the Indenture, regardless of the value, genuineness, validity, regularity or enforceability of such series of Securities and the Indenture, and of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Trustee with respect thereto, to the fullest extent permitted by law; and
(ii)    the liability of the Additional Guarantor to the extent herein set forth shall be absolute and unconditional, not subject to any reduction, limitation, impairment, termination, defense, offset, counterclaim, or recoupment whatsoever (all of which are hereby expressly waived by the Additional Guarantor), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, or by reason of any liability at any time to the Additional Guarantor or otherwise, whether based upon any obligations or any other agreement or otherwise, and howsoever arising, whether out of action or inaction or otherwise and whether resulting from default, willful misconduct, negligence or otherwise, and without limiting the foregoing, irrespective of:
(1)    any lack of validity or enforceability of any agreement or instrument relating to the Securities of the relevant series;
(2)    any change in the time, manner or place of payment under, or in any other term in respect of, all or any Securities of the relevant series, or any other amendment or waiver of or consent to any departure from any other agreement relating to such series of Securities;
(3)    any increase in, addition to, exchange or release of, or nonperfection of any lien on or security interest in, any collateral, or any release or amendment or waiver of or consent to any departure from or failure to enforce any other guarantee, for all or any Securities of the relevant series;
(4)    any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or the Existing Guarantor in respect the Securities of the relevant series;
(5)    the absence of any action on the part of the Trustee to obtain payment under the Securities of the relevant series or the Indenture from the Company or the Existing Guarantor;
(6)    any insolvency, bankruptcy, reorganization or dissolution, or any similar proceeding of or in respect of the Company or the Existing Guarantor, including, without limitation, rejection of the Securities of the relevant series in such bankruptcy; or
(7)    the absence of notice or any delay in any action to enforce any provision of the Securities of the relevant series or the Indenture or to exercise any right or remedy against the Additional Guarantor, the Existing Guarantor or the Company, whether under the Indenture, the Securities of the relevant series or any agreement or any indulgence, compromise or extension granted.
(f)    Notwithstanding anything to the contrary in the Additional Guarantee herein, the Additional Guarantor does not waive any defense that would be available to the Company or the Existing Guarantor based on a breach, default or misrepresentation by the Trustee, or failure of any condition to the Company’s or the Existing Guarantor’s obligations under the Indenture or the illegality of any provision of the Indenture.
(g)    The Additional Guarantor further agrees that, to the extent that the Company, the Existing Guarantor or the Additional Guarantor make a payment or payments to the Trustee, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or repaid to the Company, the Existing Guarantor or the Additional Guarantor or their respective estate, trustee, receiver or any other party under any bankruptcy laws, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Additional Guarantee and the advances or part thereof which have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.
Section 2.2    Additional Guarantee for the Benefit of the Holders.
The Additional Guarantee contained in this Second Supplemental Indenture is entered into by the Additional Guarantor for the benefit of the Holders from time to time of the Securities. Such provisions shall not be deemed to create any right, or to be in whole or in part for the benefit, of any Person other than the Trustee, the Additional Guarantor, the Holders from time to time of the Securities and their permitted successors and assigns.

Section 2.3    Waiver of Subrogation.
The Additional Guarantor shall be subrogated to all rights of the Holders of the Securities and the Trustee against the Company and the Existing Guarantor pursuant to the provisions of the Additional Guarantee; provided, however, that the Additional Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) or interest on the Securities of the relevant series issued under the Indenture shall have been paid in full.
Section 2.4    No Suspension of Remedies.
Nothing contained in this Article II shall limit the right of the Trustee or the Holders of the Securities to take any action pursuant to Article V of the Base Indenture or to pursue any other rights or remedies under the Indenture or under applicable law.
Section 2.5    Termination.
The Additional Guarantee shall remain in full force and effect and shall be binding on the Additional Guarantor and its successors until the entire principal of and interest and any premium on the Securities shall have been paid in full or otherwise discharged in accordance with the provisions of the Indenture.
Section 2.6    References to Guarantor.
From and after the date hereof, (a) each reference to “the Guarantor” and “the Guarantee” in the Base Indenture, the First Supplemental Indenture and the Notes shall be deemed to be a reference to “each Guarantor”, “a Guarantor” or “such Guarantor” and “each Guarantee”, “a Guarantee” or “such Guarantee”, each as the context so requires (including, without limitation, in relation to the subordination provisions of Article V of the First Supplemental Indenture, which shall also apply to the Additional Guarantee); (b) each reference to “(other than the Company)” in Section 8.01(b) of the Base Indenture shall be deemed to be a reference to “(other than the Company or any Guarantor)”; and (c) the provisions of Section 8.01(b) of the Base Indenture that are expressed to apply to “the Guarantor” shall also apply to the Additional Guarantor.

ARTICLE III

MISCELLANEOUS

Section 3.1Application of Second Supplemental Indenture.
Each and every term and condition contained in this Second Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture with respect to the Securities shall apply only to the Securities created hereby and not to any past or future series of Securities issued under the Base Indenture.
Section 3.2    Benefits of Second Supplemental Indenture.
Nothing contained in this Second Supplemental Indenture shall or shall be construed to confer upon any Person other than a Holder of the Securities, the Company, the Existing Guarantor, the Additional Guarantor and the Trustee any right or interest to avail itself or himself, as the case may be, of any benefit under any provision of the Base Indenture or this Second Supplemental Indenture.
Section 3.3    Amendment of Second Supplemental Indenture.
The Company, the Existing Guarantor, the Additional Guarantor and the Trustee, at any time and from time to time, may amend, modify or supplement this Second Supplemental Indenture in accordance with the provisions of Article IX of the Base Indenture.

Section 3.4    Effective Date.
This Second Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.
Section 3.5    Governing Law; Waiver of Jury Trial; Submission to Jurisdiction.
THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.
EACH OF THE COMPANY, THE EXISTING GUARANTOR, THE ADDITIONAL GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.
Each of the Company, the Existing Guarantor, the Additional Guarantor and the Trustee hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the Borough of Manhattan in New York City for the purposes of all legal proceedings arising out of or relating to the Securities, the Indenture or the transactions contemplated thereby. The Company, the Existing Guarantor, the Additional Guarantor and the Trustee irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Company, the Existing Guarantor and the Additional Guarantor hereby designates and appoints C T Corporation System (the “Process Agent”), as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to the Indenture which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent, and written notice of said service to the Company, the Existing Guarantor or the Additional Guarantor, as applicable, by the Person serving the same, shall be deemed in every respect effective service of process upon the Company, the Existing Guarantor or the Additional Guarantor, as applicable, in any such suit, action or proceeding and further designate its domicile, the domicile of the Process Agent specified above and any domicile the Process Agent may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason the Process Agent (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, the Company, the Existing Guarantor and the Additional Guarantor will promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee. The Company, the Existing Guarantor and the Additional Guarantor agree to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect.
Section 3.6    Counterparts.
This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Section 3.7    Ratification of Base Indenture.
The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.
Section 3.8    Validity and Sufficiency.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which are made solely by the Company, the Existing Guarantor and the Additional Guarantor.

[Signature Page to the Second Supplemental Indenture]

IN WITNESS WHEREOF, each party hereto has executed this Second Supplemental Indenture as of the day and year first before written.
XLIT LTD., as the Company
By:    /s/ Peter Porrino
Name: Peter Porrino
Title: Director

SIGNED AND DELIVERED AS A DEED FOR AND ON BEHALF OF
XL GROUP PLC as the Existing Guarantor
BY ITS DULY AUTHORIZED SIGNATORY

/s/ Peter Porrino
Name: Peter Porrino
Title: Executive Vice President and Chief Financial Officer
IN THE PRESENCE OF

Witness

/s/ H. Matthew Crusey
Name: H. Matthew Crusey
Address: Brookfield Place, 200 Liberty Street, 22nd Floor, New York, NY 10281
Occupation: Attorney

XL GROUP LTD, as the Additional Guarantor
BY ITS DULY AUTHORIZED SIGNATORY

/s/ Peter Porrino
Name: Peter Porrino
Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Trustee

By:    /s/ Raymond Delli Colli
Name: Raymond Delli Colli
Title: Vice President